UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas 75231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On April 16, 2012, Reddy Ice Corporation, a Nevada corporation (the “Company”), entered into a new debtor-in-possession revolving credit facility with Macquarie Bank Limited, as the sole lender and administrative agent (the “DIP Credit Facility”). The DIP Credit Facility consists of a revolving credit facility in an amount not to exceed $70 million, a portion of the proceeds of which were used to repay the Company’s amended and restated credit agreement, dated as of October 22, 2010, by and among the Company and Macquarie Bank Limited, as the sole lender and administrative agent (the “Pre-Petition Credit Facility”), upon entry of the interim order approving the DIP Credit Facility. The DIP Credit Facility will provide additional liquidity during the restructuring process and will, subject to the satisfaction of certain conditions, some of which are not in the Company’s control, be converted into a senior secured first lien revolving credit facility on substantially the same terms as the Pre-Petition Credit Facility upon the Company’s emergence from bankruptcy.

Borrowings under the DIP Credit Facility will bear interest at a rate equal to LIBOR plus an applicable margin of 7.0% per annum, or, at the Company’s option, the Alternative Base Rate plus an applicable margin of 6.0% per annum.  LIBOR and the Base Rate are subject to floors of 1.5% and 2.5%, respectively. The DIP Credit Facility will not provide for the issuance of letters of credit. The DIP Credit Facility will mature on July 16, 2012, with a three month extension at the Company’s option, subject to limited conditions to extension, including the payment of an extension fee equal to 1.25% of the full amount of the DIP Credit Facility.

The obligations under the DIP Credit Facility are fully and unconditionally guaranteed by Reddy Ice Holdings, Inc. and will also be guaranteed by any future domestic subsidiaries of the Company. The DIP Credit Facility is collateralized by first priority priming liens on substantially all of the Company’s assets and is entitled to superpriority administrative claim status.

Subject to certain conditions, mandatory prepayments of the DIP Credit Facility (and mandatory commitment reductions of the DIP Credit Facility) will be required to be made with portions of proceeds from asset sales, subject to various exceptions.

The DIP Credit Facility contains affirmative and negative covenants applicable to the Company and its future subsidiaries, subject to materiality and other qualifications, baskets and exceptions.  The affirmative and negative covenants are substantially the same as the Pre-Petition Credit Facility, modified as necessary to reflect the commencement and continuation of the voluntary bankruptcy cases under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Cases”) and the effects that customarily result from reorganization under Chapter 11 of the United States Bankruptcy Code.  The financial covenants include a maximum leverage ratio, compliance with cash flow budgets and repayment limitation.

Obligations under the DIP Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default, subject to thresholds and grace periods in some cases.  The events of default are substantially the same as the Pre-Petition Credit Facility, modified as necessary to reflect the commencement of the Bankruptcy Cases and such other matters as the administrative agent shall specify.

A copy of the DIP Credit Facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

99.1†          Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of April 16, 2012, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc. and Macquarie Bank Limited, as the sole lender and administrative agent.

†                                                    Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    April 19, 2012

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer

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